Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of January 6, 2010 by and among Vividlogic, Inc., a Delaware corporation (the “Company”), SeaChange International, Inc., a Delaware corporation (the “Purchaser”), and Vulcan Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (the “Merger Sub”). Shiva Patibanda is also a party to this Agreement in his capacity as the initial Stockholder Representative. An index of defined terms used herein is set forth in Article 11.

Introduction

The board of directors and stockholders of the Purchaser, the Merger Sub and the Company, as appropriate, have authorized and approved the acquisition of all of the outstanding stock of the Company by the Purchaser by means of the merger of Merger Sub with and into the Company as provided herein (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Purchaser and the other transactions contemplated hereby, which are sometimes collectively referred to herein as the “Transactions.”

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE TRANSACTIONS; CLOSING

1.1 Merger.

(a) Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of the Purchaser under the laws of the state of Delaware. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

(b) Filings. At the Closing (as hereinafter defined), the Merger shall be effected by the filing of a certificate of merger with the Secretary of State of Delaware in accordance with the provisions of the DGCL (the “Delaware Certificate”). The Purchaser shall prepare and file the certificate of merger. The Merger shall become effective upon the acceptance of the certificate of merger by the Delaware Secretary of State (the “Effective Time”).

(c) Effects of the Merger. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, (ii) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, provided, however, that at the Effective Time, ARTICLE FIRST of the

Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is Vividlogic, Inc. (the “Corporation”),” (iii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors and officers of Merger Sub shall be the directors and officers, respectively, of the Surviving Corporation, and (v) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law.

(d) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i) “Base Merger Consideration” means $12,000,000;

(ii) “California FTB Amount” has the meaning set forth in Section 9.3(a)(vi);

(iii) “Cash Portion of the Final Working Capital Paid Subsequent to Closing” means $2,000,000 or such lesser amount equal to the Final Cash Shortfall Amount;

(iv) “Cash Shortfall Amount” means the amount by which Closing Working Capital plus $2,000,000 exceeds the Company’s and its Subsidiaries’ consolidated cash and cash equivalents balance as of the Closing, as set forth in the Estimated Closing Merger Consideration Certificate;

(v) “Closing Merger Consideration” means the sum of the Base Merger Consideration, plus the Closing Working Capital Paid at Closing, as set forth in the Estimated Closing Merger Consideration Certificate;

(vi) “Closing Merger Consideration Per Share” means the portion of the Closing Merger Consideration to which each share of Company Common Stock or Company Preferred Stock is entitled as set forth on the Final Distribution Schedule;

(vii) “Closing Working Capital” means (A) the consolidated cash and cash equivalents, accounts receivable, employee advance receivables, if any, and prepaid expenses of the Company and its Subsidiaries as of immediately prior to the Closing (net of all applicable reserves and after giving effect to the payments described in Section 1.2(a)(iv) below), minus (B) the consolidated accounts payable of the Company, vacation payable of the Company and its Subsidiaries, payroll for services rendered to the Company and its Subsidiaries prior to Closing, and all payroll taxes payable by the Company and its Subsidiaries with respect thereto, including without limitation with regards to option exercises, each as of immediately prior to the Closing and for the period ending on the Closing, as applicable. The Closing Working Capital shall be determined in accordance with generally accepted accounting principles and, to the extent consistent with generally accepted accounting principles, the Company’s historical accounting practices as reflected in the most recent audited financial statements described in Section 2.7;

(viii) “Closing Working Capital Paid at Closing” means the amount determined as follows: Closing Working Capital minus the Cash Shortfall Amount;

(ix) “Company Common Stock” means the Company’s Common Stock, $0.01 par value per share;

(x) “Company Preferred Stock” means the Company’s Series A Convertible Preferred Stock, $0.01 par value per share;

(xi) “Company Options” means all warrants and stock options to acquire Company Common Stock or Company Preferred Stock that are outstanding immediately prior to the Effective Time;

(xii) “Company Securities” means, collectively, the Company Common Stock, the Company Preferred Stock and the Company Options, each of which is a “Company Security;”

(xiii) “Company Registered Intellectual Property” shall mean Company Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority;

(xiv) “Constellation Ventures Stockholders” means each of Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., BSC Employee Fund VI, L.P. and CVC II Partners, L.L.C.

(xv) “Deferred Merger Consideration” means $3,000,000;

(xvi) “Deferred Payment Per Share” means the portion of the Deferred Merger Consideration to which each share of Company Common Stock and Company Preferred Stock is entitled as set forth on the Final Distribution Schedule;

(xvii) “Dissenting Shares” has the meaning set forth in Section 1.1(i);

(xviii) “Earnout Payment” has the meaning set forth in Section 1.5(a)(iii);

(xix) “Earnout Payment Per Share” means the portion of the Earnout Payments to which each share of Company Common Stock and Company Preferred Stock is entitled as set forth on the Final Distribution Schedule;

(xx) “Employee Bonuses” means any agreements, commitments, practices and arrangements relating to the payment of bonuses to employees or consultants;

(xxi) “Escrow Amount” means $1,200,000, which will provide the Purchaser Indemnified Parties with security for the indemnity set forth in Section 9.3(a)(vi) and be deposited by Purchaser at the Closing with the Escrow Agent pursuant to Section 1.2(b)(i) and the Escrow Agreement;

(xxii) “Exchange Fund” means the sum of the amounts paid to the Exchange Agent pursuant to Sections 1.2(b)(ii) and 1.5;

(xxiii) “Final Cash Shortfall Amount” means the amount by which Final Closing Working Capital plus $2,000,000 exceeds the Company’s and its Subsidiaries’ consolidated cash and cash equivalents balance as of the Closing, as determined in accordance with Schedule 1.1(d)(xxv);

(xxiv) “Final Closing Merger Consideration” means the sum of the Base Merger Consideration plus the Final Closing Working Capital Paid at Closing;

(xxv) “Final Closing Working Capital” has the meaning set forth in Schedule 1.1(d)(xxv);

(xxvi) “Final Closing Working Capital Paid Subsequent to Closing” means an amount equal to the Final Cash Shortfall Amount;

(xxvii) “Final Working Capital Paid at Closing” means the amount determined as follows: Final Closing Working Capital minus the Final Cash Shortfall Amount;

(xxviii) “Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country;

(xxix) “Indebtedness” means all principal, interest, fees, expenses and other amounts payable in respect of borrowed money, notes, bonds, debentures and other debt securities, interest rate, currency or other hedging arrangements, capital leases, letters of credit and/or installment purchases incurred by the Company or any Subsidiary prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing, all as set forth on Schedule 1.1(d)(xxix);

(xxx) “Liens” mean all liens, claims, encumbrances, security interests and restrictions of any kind.

(xxxi) “Material Adverse Effect” means a material adverse effect on the affairs, assets, business, condition (financial or otherwise), or results of operations of the Company and such Subsidiary, taken as a whole, other than as a result of (i) changes adversely affecting the United States economy (so long as the Company is not disproportionately affected thereby), (ii) changes adversely affecting the industry in which the Company operates (so long as the Company is not disproportionately affected thereby), (iii) the announcement or pendancy of the transactions contemplated by this Agreement, (iv) changes in laws, (v) changes in accounting principles, or (vi) acts of war or terrorism.

(xxxii) “Merger Consideration” means the sum of the Final Closing Merger Consideration, the Final Closing Working Capital Paid Subsequent to Closing, the Deferred Merger Consideration and the Earnout Payments;

(xxxiii) “Merger Consideration Per Share” means the portion of the Merger Consideration to which each share of Company Common Stock and Company Preferred Stock is entitled as set forth on the Final Distribution Schedule;

(xxxiv) “Non-Cash Final Working Capital Paid Subsequent to Closing” means the Final Closing Working Capital Paid Subsequent to Closing less the Cash Portion of the Final Working Capital Paid Subsequent to Closing.

(xxxv) “Pro Rata Amount” means the quotient equal to the aggregate number of shares of Company Common Stock and Company Preferred Stock held by a Stockholder as of the Closing divided by the total number of shares of Company Common Stock and Company Preferred Stock outstanding as of Closing; provided that such amount shall be revised, if applicable, in accordance with Section 1.2(a)(ii).

(xxxvi) “Ram Balaraman Stockholders” means each of the following persons, together with their successors and assigns: Ram Balaraman, Trustee of the Balaraman Family Trust.

(xxxvii) “Sellers’ Expenses” means the aggregate payments, costs and expenses incurred by the Company or its Subsidiaries in connection with the Transactions including, without limitation, all amounts in respect of legal, accounting, investment banking and other similar fees and expenses;

(xxxviii) “Shiva Patibanda Stockholders” means each of the following persons, together with their successors and assigns: (i) Shiva Patibanda as custodian for Subha Patibanda; (ii) Shiva Patibanda as custodian for Smitha Devi Patibanda; (iii) Shiva & Vidyullata Patibanda Trustees for Shiva & Vidyullata Patibanda Living Trust (two certificates); (iv) Vidyullata Patibanda Trustee of the Shiva Patibanda Family Trust; (v) Shiva Patibanda Trustee of the Vidyullata Patibanda Children’s Trust; (vi) Padma Nappalli; (vii) Ganugapati Venkata Gopala Rao; (viii) Usha Rani Ganugapati; (ix) Radhika Dharanipragada; (x) Vamsi Priya Yechuri; and (xi) Someswar Ganugapati.

(xxxix) “Siva Patibanda Stockholders” means each of the following persons, together with their successors and assigns: (i) Varun Dasarathi Patibanda; (ii) Sivakumar Patibanda as custodian for Saikeerthana Patibanda; (iii) Sivakumar & Sunita Patibanda, Trustees of Sivakumar & Sunita Patibanda Living Trust; (iv) Sunita Patibanda, Trustee for the Sivakumar Patibanda Family Trust; and (v) Sivakumar Patibanda, Trustee of the Sunita Patibanda Children’s Trust.

(xl) “Stock Certificates” means stock certificates evidencing ownership of Company Common Stock or Company Preferred Stock; and

(xli) “Stockholders” means all holders of Company Common Stock and Company Preferred Stock.

(e) Cancellation of Company Common Stock and Company Preferred Stock. By virtue of the Merger, all of the Company Common Stock and Company Preferred Stock shall be cancelled and shall cease to exist as of the Effective Time, and shall thereafter only represent the right to receive payments of Merger Consideration.

(f) Cancellation of Company Options. No outstanding Company Options (whether vested or unvested) shall be assumed by the Purchaser or the Surviving Corporation as a result of the Merger. At the Closing, each such outstanding Company Option, to the extent not exercised, will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished. Prior to the Effective Time, and subject to the review and approval of the Purchaser, the Company shall take all actions necessary to effect the cancellation of the Company Options in accordance with this Agreement.

(g) Cancellation of Treasury Stock; Conversion of Outstanding Merger Sub Stock. At the Effective Time, each share of stock of the Company held in treasury shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. At the Effective Time, each share of common stock of Merger Sub issued and outstanding shall be converted into one share of common stock of the Surviving Corporation.

(h) Conversion of Company Common Stock and Company Preferred Stock at the Effective Time. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders, upon the terms and subject to the conditions set forth in this Section 1.1 and throughout this Agreement, (A) each outstanding share of Company Common Stock and Company Preferred Stock (other than any Dissenting Share) shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash (without interest) equal to the Merger Consideration Per Share to be paid in accordance with the Company’s Certificate of Incorporation and Sections 1.2(b) and 1.5, and (B) each Dissenting Share shall be cancelled and extinguished and be converted automatically into the right to receive payment from the Surviving Corporation with respect thereto in accordance with Section 1.1(i).

(i) Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who have properly exercised the appraisal rights afforded dissenting stockholders pursuant to the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive payments as provided in this Agreement. Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost such rights under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the payments determined in accordance with this Agreement. The Company shall give the Purchaser prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any stockholder with respect to such demands shall be submitted to Purchaser in advance and shall not be presented to any Stockholder prior to the Company receiving Purchaser’s written consent. If the Surviving Corporation is required to make any payment in respect of the Dissenting Shares, the Exchange Agent shall immediately refund to the Purchaser a portion of the Exchange Fund (as hereinafter defined) equal to the aggregate amount the holders of the Dissenting Shares would otherwise be entitled to receive in accordance with Sections 1.2(b) and 1.5. To the extent that the Purchaser, the Company or the Surviving Corporation (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses in connection with investigating, defending against or settling any pending or threatened action or proceeding in respect of any Dissenting Shares ((i) and (ii) together “Dissenting Share Payments”), Purchaser shall be entitled to recover under the terms of Article 9 hereof the amount of such Dissenting Share Payments.

(j) Voting. By their approval of the Transactions in accordance with the terms of this Agreement, each Stockholder, whether or not a party hereto, shall be deemed to have approved and agreed to be bound by the terms of this Agreement, including without limitation: (i) the appointment of the Exchange Agent and all of the arrangements related thereto; (ii) the appointment of the Escrow Agent and all of the arrangements related thereto; (iii) the indemnification obligations of the Stockholders under Article 9; and (iv) the authorization of Shiva Patibanda to appoint the Stockholder Representative.

1.2. Pre-Closing Deliveries; Payments at Closing.

(a) Pre-Closing Deliveries.

(i) At least two (2) days prior to the Closing, the Company will furnish to the Purchaser a certificate signed by the Company setting forth the Company’s (I) estimated Cash Shortfall Amount, (II) estimated Closing Working Capital, including an itemization of the components of Closing Working Capital, and (III) estimated calculation of the Closing Merger Consideration (the “Estimated Closing Merger Consideration Certificate”).

(ii) Contemporaneous with the signing of this Agreement, the Company will furnish to the Purchaser a schedule prepared by the Company (the “Preliminary Distribution Schedule”) setting forth as of the date of this Agreement the Closing Merger Consideration Per Share, the Deferred Payment Per Share, the Merger Consideration Per Share attributable to each class or series of Company Common Stock and Company Preferred Stock in accordance with the Company’s Certificate of Incorporation then in effect, a list of all Stockholders, the number of Company Common Stock and Company Preferred Stock held by such Stockholders, the payment instructions for each Stockholder and the Pro Rata Amount of each Stockholder. At least five (5) business days prior to the Closing, the Company will furnish to the Purchaser (A) a revised version of the Preliminary Distribution Schedule updated to show the information contained therein as of the Closing Date (the “Final Distribution Schedule”) and (B) a revised version of the Preliminary Capitalization Table (as hereinafter defined) updated to show the information contained therein as of the Closing Date (the “Final Capitalization Table”). All Earnout Payments, any amounts received pursuant to Schedule 1.1(d)(xxv), and any portion of the Escrow Amount received pursuant to the Escrow Agreement shall be distributed to the Stockholders based on their Pro Rata Amount. All other Merger Consideration shall be distributed to the Stockholders based on the per share amounts set forth on the Final Distribution Schedule attributable to such class or series of stock.

(iii) The Final Distribution Schedule shall provide that payments to a Stockholder that are subject to withholding, shall, as necessary, be directed by the Exchange Agent to the Company’s payroll agent to make applicable withholdings and tax contributions that may be required of the Purchaser or the Company as a result of the distribution to the applicable Stockholder, and then to distribute the balance to the applicable Stockholder. The Exchange Agent shall be entitled to rely exclusively on the Final Distribution Schedule in making distributions from the Exchange Fund in accordance with Section 1.3.

(iv) Immediately prior to the Closing, the Company shall (A) pay in full all Sellers’ Expenses, and (B) pay in full or extinguish all Employee Bonuses (as hereinafter defined) earned and relating to the periods that include periods on or prior to the Closing Date; provided, that Purchaser agrees and understands that the Company will not have paid or extinguished and the Stockholders shall not be responsible for any portion of the bonus any Continuing Employee (as defined below) is paid by the Surviving Corporation or Purchaser in their discretion in consideration of their services to the Surviving Corporation or the Purchaser during calendar year 2010 or thereafter.

(b) Payments at Closing. At Closing, the Purchaser and the Merger Sub will make or cause to be made the following payments of the Closing Merger Consideration, as set forth on the Estimated Closing Merger Consideration Certificate and approved by the Purchaser, by wire transfer as follows: (i) the Purchaser will deposit the Escrow Amount with the Escrow Agent; and (ii) the Purchaser will deposit the balance of the Closing Merger Consideration with the Exchange Agent pursuant to the payment instructions set forth on Schedule 1.2(b) attached hereto for distribution by the Exchange Agent in accordance with Section 1.3.

1.3 Exchange Fund.

(a) Exchange Procedures. BNY Mellon, National Association shall serve as the “Exchange Agent” for purposes of this Agreement. As soon as reasonably practicable after the Effective Time, the Stockholder Representative shall mail or cause to be mailed to each Stockholder set forth on the Final Distribution Schedule a letter of transmittal in the form attached hereto as Exhibit 1.3(a) (the “Letter of Transmittal”) which shall include, without limitation, (i) instructions for effecting the surrender of Stock Certificates specifying that risk of loss to any Stock Certificate shall pass, only upon proper delivery of such Stock Certificate, together with such Letter of Transmittal duly executed, to the Exchange Agent, and (ii) a representation from such Stockholder concerning ownership of the shares represented by such

Stock Certificate and related matters. Upon delivery of a duly executed Letter of Transmittal and, as applicable, surrender of a Stock Certificate for cancellation to the Exchange Agent, together with such other documents as the Purchaser or the Exchange Agent may reasonably request, a Stockholder shall have the right to receive payments from the Exchange Fund in accordance with Section 1.3(e). The Exchange Agent shall forward to the Surviving Corporation all original Letters of Transmittal and Stock Certificates received from Stockholders.

(b) No Ownership Rights. Until surrendered as contemplated by this Section, each Stock Certificate outstanding as of immediately prior to the Effective Time shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the payments of the Merger Consideration contemplated by this Agreement or, if applicable, payments pursuant to Section 1.1(i) above. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock, which were outstanding immediately prior to the Effective Time. No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Stock Certificate.

(c) Lost Certificates. If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, the Exchange Agent will make payments from the Exchange Fund in accordance with the terms of this Agreement in respect of such lost, stolen or destroyed Stock Certificate; provided, however, that the Surviving Corporation may require the owner of any such lost, stolen or destroyed Stock Certificate to execute and deliver an agreement to provide indemnification in respect of any claim that may be made against the Purchaser or the Surviving Corporation with respect to the Stock Certificates alleged to have been lost, stolen or destroyed.

(d) Withholding Rights. The Purchaser and/or the Company shall be entitled to deduct and withhold or cause to be deducted and withheld from any Merger Consideration payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom as provided for in the Letter of Transmittal relating thereto under any provision of federal, local or foreign tax law or under any applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be deposited with the Company and treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Distributions from the Exchange Fund. The Exchange Fund shall be distributed by the Exchange Agent to the Stockholders that comply with this Section 1.3 in accordance with the Final Distribution Schedule.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (together with any interest thereon) which remains undistributed to the Stockholders as of the fifth anniversary of the Effective Time shall be delivered to the Surviving Corporation. Any Stockholders who have not theretofore complied with this Section 1.3 shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for the payments therefor required by this Agreement.

(g) No Liability. None of the Purchaser, Merger Sub, Surviving Corporation, Company or Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Stock Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any cash distributable from the Exchange Fund in respect of such Stock Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

1.4. Closing. The Transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Choate, Hall & Stewart LLP in Boston, Massachusetts on (a) the date that is two (2) business days after the satisfaction or waiver of the conditions to Closing specified in Article 7 hereof (other than those conditions which are normally performed at the Closing, but subject to the satisfaction or waiver of such conditions), or (b) such other date as agreed to in writing by the Company and the Purchaser (the “Closing Date”).

1.5. Payments Subsequent to Closing.

(a) Payments. Subject to Section 9.7 (Set-Off; Sole Remedy), following the Closing the Purchaser shall deposit the following amounts with the Exchange Agent pursuant to the payment instructions set forth in Schedule 1.2(b) at the times and in the amounts set forth below or determined in accordance with the applicable Schedule referenced below:

(i) Any additional amount of the Merger Consideration owing as determined in accordance with Schedule 1.1(d)(xxv);

(ii) the Deferred Merger Consideration determined in accordance with Schedule 1.5(a)(ii);

(iii) the amounts determined in accordance with Schedule 1.5(a)(iii) (each, an “Earnout Payment”);

(iv) on each of May 1, 2010 and August 1, 2010, an amount equal to 50% of the Non-Cash Final Working Capital Paid Subsequent to Closing; and

(v) on the first anniversary of the Closing, the Cash Portion of the Final Working Capital Paid Subsequent to Closing.

(b) Distribution to Stockholders. The Exchange Agent shall cause the amounts deposited by the Purchaser pursuant to Section 1.5(a) to be distributed to the Stockholders in accordance with Section 1.3 and the Final Distribution Schedule.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit 2 to this Agreement, each of the statements contained in this Article 2 is true and correct as of the date of this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article 2 only to the extent it is reasonably apparent.

2.1. Organization, Power and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business (either directly or through its Subsidiaries) as currently conducted (the “Business”).

2.2. Subsidiaries. Section 2.2 of the Disclosure Schedule sets forth as of the date hereof: (a) the name of each Subsidiary; (b) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (c) the jurisdiction of organization of each Subsidiary; and (iv) the names of the officers and directors of each Subsidiary. Except as set forth on Section 2.2 of the Disclosure Schedule, the Company has no subsidiaries. The entities indicated on Section 2.2 of the Disclosure Schedule as subsidiaries are referred to herein as the “Subsidiaries” and each as a “Subsidiary.” Except for the Company’s interests in the Subsidiaries, neither the Company nor any of the Subsidiaries directly or indirectly owns or has the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, as set forth on Section 2.2 of the Disclosure Schedule. Each of the Subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on the portion of the Business it currently conducts. Vividlogic India Private Limited (“Vividlogic India”) has submitted all required periodic reports and has complied with the export obligations during the term of its STP Unit Approval from Software Technology Parks of India dated January 16, 2003. Vividlogic India is in compliance with its corporate filings and statutory record keeping.

2.3. Foreign Qualifications. As of the date hereof, the Company and each of its Subsidiaries are duly qualified and authorized to do business and are in good standing in each of the jurisdictions listed on Section 2.3 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries is required to qualify to do business as a foreign entity in any other jurisdiction, except where the failure to do so would not have a Material Adverse Effect.

2.4. Due Authorization; No-Conflict. The Company has full corporate power and authority and, upon approval of the Transactions by the Stockholders, will have taken all required action on its part (including board and stockholder approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby. Each Subsidiary has full corporate power and authority and has taken all required action on its part (including board and stockholder approval) necessary to permit it to execute and deliver and to carry out the terms of each agreement, instrument and document to which such Subsidiary is a party. Except for the filing of the Delaware Certificate, the Stockholder Approval and as specified on Section 2.4 of the Disclosure Schedule, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-Governmental Authority or any party to a Material Contract (as hereinafter defined), is required on the part of the Company or any Subsidiary for or in connection with its execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby (the “Required Consents”). Subject to obtaining the Required Consents specified on Section 2.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company and the Subsidiaries will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound except for such violations, conflicts, defaults or acceleration that would not have a Material Adverse Effect.

2.5. Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Company is a party shall be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable in accordance with its terms except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. Each agreement, document and instrument contemplated hereby to which any Subsidiary is a party shall be, when executed and delivered by such Subsidiary, the valid and binding obligations of such Subsidiary enforceable in accordance with its terms except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

2.6. Capitalization.

(a) The Company’s authorized and outstanding capital stock as of the date hereof, including a list of the holders thereof and the number of shares of each class or series of capital stock held by each Stockholder, is as set forth on Section 2.6(a) of the Disclosure Schedule (the “Preliminary Capitalization Table”). The Company Common Stock and Company Preferred Stock constitute all of the Company’s outstanding capital stock and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of the Company Common Stock and Company Preferred Stock were made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company to issue shares of its capital stock or other securities.

(b) Each Subsidiary’s authorized and outstanding capital stock or other securities are as set forth on Section 2.2 of the Disclosure Schedule. Each Subsidiary’s outstanding capital stock and other securities are owned beneficially and of record by the Persons (as hereinafter defined) and in the amounts set forth on Section 2.2 of the Disclosure Schedule and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of such shares of capital stock and other securities were made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate any Subsidiary to issue shares of its capital stock or other securities. As used herein, “Person” means any natural person or corporation, limited liability company, partnership, trust or other entity.

(c) There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any Subsidiary.

(d) There are no agreements, written or oral, relating to the securities of the Company or any Subsidiary including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof.

(e) Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its equity securities. No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the outstanding securities of any Subsidiary or the Company Securities, or with respect to any future offer, sale or issuance of securities by the Company or any Subsidiary.

(f) Except as set forth on Section 2.6(f) of the Disclosure Schedule, the Preliminary Distribution Schedule is accurate and correct in all respects as of the date of this Agreement and is in accordance with the Company’s Certificate of Incorporation currently in effect.

2.7. Financial Information.

(a) The Company has delivered to the Purchaser the unaudited, consolidated balance sheets of the Company as at December 31, 2006, December 31, 2007 and December 31, 2008, and the unaudited, consolidated statements of cash flows, income and stockholders’ equity for the fiscal years then ended. The Company has also furnished to the Purchaser the unaudited, consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2009 (the September 30, 2009 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”) and the unaudited, consolidated statements of cash flows, income and stockholders’ equity of the Company for the nine-month period then ended.

(b) As used herein, “Financial Statements” means the financial statements referenced in clause (a) above. The Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of the Company and its Subsidiaries at the respective dates thereof and the results of operations for the periods then ended in conformity with generally accepted accounting principles consistently applied during the periods covered thereby, except, in the case of unaudited Financial Statements, for the omission of footnotes and normal year-end adjustments which are not, individually and in the aggregate, material, and (ii) were prepared in accordance with the books and records of the Company and its Subsidiaries. None of the Financial Statements contains any material, non-recurring items of the following nature: gains or losses from, as a result of or associated with the sale of an asset, disposition of a business segment (e.g., shutdown costs), foreign currency translation, early retirement of debt, a lawsuit, discontinued operations, accounting changes, or natural disasters and/or related insurance claims/benefits; losses from expropriation; lease-breaking fees; employee-separation costs; impairments of goodwill or intangible assets; write-offs and write-downs of tangible assets; costs associated with a merger, acquisition or other business combination, such as transaction fees; and integration expenses related to the acquisition of a business.

(c) The aggregate amount of outstanding advances to employees of the Company (the “Employee Advance Receivables”) is set forth in Section 2.7(c) of the Disclosure Schedule. The aggregate amount of all loans (other than Employee Advance Receivables) to employees of the Company or any Subsidiary (the “Employee Loans”) is set forth in Section 2.7(c) of the Disclosure Schedule.

2.8. No Material Adverse Changes. Since the Balance Sheet Date, other than as shown on Section 2.8 of the Disclosure Schedule, (a) the Company and each Subsidiary has operated only in the usual and ordinary course of business, (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Company and its Subsidiaries have complied with the covenants set forth in Section 4.2 of this Agreement as if this Agreement had been executed as of the Balance Sheet Date.

2.9. Material Contracts. Section 2.9 of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof, in each case whether written or unwritten, of all of the following contracts, agreements and arrangements with respect to the Company or any Subsidiary:

(a) contracts with respect to which the Company or any Subsidiary has any liability or obligation involving more than $50,000 determinable on its face, contingent or otherwise;

(b) contracts under which the amount payable by the Company or any Subsidiary is dependent on the revenue, income or other similar measure of the Company, any Subsidiary or any other Person;

(c) licenses, leases, contracts, agreements and other arrangements with respect to any material property of the Company or any Subsidiary, including without limitation, distribution, sales and supply contracts, and the Real Estate Leases;

(d) contracts, instruments and arrangements relating to any Indebtedness or the guarantee thereof;

(e) contracts and other arrangements of the Company or any Subsidiary with any officer, director, manager, stockholder, member or Affiliate of the Company or any Subsidiary or any of their respective relatives or Affiliates;

(f) contracts or other arrangements which place any material limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

(g) employment, severance, consulting, deferred compensation, collective bargaining, benefits and similar plans, agreements, contracts or other arrangements involving the Company or any Subsidiary;

(h) contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement;

(i) contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company or any Subsidiary;

(j) contacts with governmental agencies, departments or authorities;

(k) strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements;

(l) any agreement containing provisions requiring the Company or any Subsidiary to indemnify any other Person (other than customers in the ordinary course of business) pursuant to which the amount of the indemnification exceeds $50,000; and

(m) any material agreements, contracts, instruments, commitments, plans or other material arrangements of the Company or any Subsidiary outside of the ordinary course of business.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases (as hereinafter defined) and all IP Licenses (as hereinafter defined) are sometimes collectively referred to as “Material Contracts.” The Company has furnished to the Purchaser true, correct and complete copies of all Material Contracts (or descriptions thereof, in the case of oral contracts). Each Material Contract is valid, binding and in full force and effect except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. There is no event or condition which has occurred or exists which constitutes or which, after the giving of notice, with lapse of time, or otherwise, could constitute a material default or breach under any such Material Contract by the Company and/or any Subsidiary or, to the knowledge of the Company, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof. For purposes of this agreement, the “knowledge of the Company” or any similar phrase shall be deemed to include the knowledge of the Subsidiaries and shall mean in all cases the actual knowledge, information and belief of the Key Employees after appropriate inquiry of those employees who have managerial responsibility in respect of the matter of such inquiry.

2.10. Real Property.

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Section 2.10(b) of the Disclosure Schedule sets forth each interest in real property (including all land, buildings, easements, rights of way and other real property rights) leased by the Company or any Subsidiary, the lessor of such leased property, and each lease or any other arrangement under which such property is leased (the “Leased Property”). The leases set forth on Section 2.10(b) of the Disclosure Schedule are defined herein as the “Real Estate Leases”.

2.11. Personal Property and Assets. The Company and each Subsidiary has good title to or a valid leasehold or license interest in each material item of personal property used by it in the Business, free and clear of all Liens. All material tangible assets of the Company and each Subsidiary are in good operating condition and repair, normal wear and tear excepted, and are adequate to conduct the operations of the Company and its Subsidiaries as currently conducted. There are no material upgrades or add-ons to the equipment used in the Business planned or contemplated by the Company that would reasonably be required within a period of six (6) months from the Closing Date. The head-end equipment used by the Company and its Subsidiaries in the Business is currently tru2way OCAP compatible. The assets and properties owned by the Company and/or each Subsidiary or in which the Company and/or each Subsidiary have the right to use include all assets and properties necessary for or currently used in the conduct of the Business, and are adequate to conduct the operations of the Company and the Subsidiaries as currently conducted.

2.12. Intellectual Property.

(a) As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential or proprietary information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography, and (viii) goodwill associated with any of the foregoing. As used herein “Company Intellectual Property” means Intellectual Property owned or used by the Company or any Subsidiary.

(b) Section 2.12(b) of the Disclosure Schedule contains a complete and accurate list of all of the material Company Intellectual Property included in clauses (i) – (iii) and (vi) of the definition of Intellectual Property currently used in the Company’s Business. Section 2.12(b) of the Disclosure Schedule contains a complete and accurate list of all licenses and other rights granted by the Company or any Subsidiary to any Person with respect to any Company Intellectual Property (other than licenses to customers in the ordinary course of business) and all licenses and other rights granted by any Person to the Company or any Subsidiary with respect to any Company Intellectual Property (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company or any Subsidiary in the ordinary course of business and generally commercially available) (collectively, the “IP Licenses”). Neither the Company nor any Subsidiary is required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property, other than payments in the ordinary course of business for so-called “off-the-shelf” products or “shrink wrap” software.

(c) To the knowledge of the Company, the Company and each Subsidiary owns or possesses sufficient legal rights to use all Intellectual Property currently used in the Business. To the knowledge of the Company, neither the Company nor any Subsidiary has violated or infringed or is violating or infringing any Intellectual Property of any other Person, and the Company has no knowledge of any violation, infringement or misappropriation by any Person of any Company Intellectual Property. None of the Company or any Subsidiary has received any notice from any Person claiming any violation or infringement of a Person’s Intellectual Property rights.

(d) Each item of Company’s Registered Intellectual Property owned by the Company or its Subsidiaries is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with any Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. To the knowledge of the Company there is no threat to cancel the registration covering any Company Registered Intellectual Property.

(e) The Company and each Subsidiary has taken all steps that are commercially reasonable to protect their rights in, and the confidentiality of, the Company Intellectual Property belonging to the Company or such Subsidiary or provided by any other Person to the Company or any Subsidiary. To the knowledge of the Company, no employee of the Company or any Subsidiary is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company or any Subsidiary, or that could conflict with the Business.

(f) All of the Company Intellectual Property has been (i) created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such Company Intellectual Property to the Company or a Subsidiary, or (ii) licensed pursuant to an agreement set forth in Section 2.12(b) of the Disclosure Schedule. No portion of the Company Intellectual Property was jointly developed with any third party.

(g) None of the software owned by the Company or any Subsidiary incorporates, includes or is dependent on any Publicly Available Software, and neither the Company nor any Subsidiary has used Publicly Available Software in whole or in part in the development of any part of its Intellectual Property in a manner that may subject its Intellectual Property in whole or in part to all or part of the license obligations of any Publicly Available Software, including without limitation any requirement that would require Company Intellectual Property to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge. “Publicly Available Software” means each of (1) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (2) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g. PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

(h) The Company and each Subsidiary’s rights in and to Intellectual Property that is owned by Company or any Subsidiary are free and clear of all Liens.

2.13. Warranty Claims. Since January 1, 2006, there have been no material written claims against the Company or any Subsidiary alleging any defects in the Company’s or any Subsidiary’s services or products, or alleging any failure of the products or services of the Company or any Subsidiary to meet applicable specifications, warranties or contractual commitments. The Company’s and each Subsidiary’s products are free from material defects and perform in all material respects in accordance with all applicable Company specifications, warranties and contractual commitments of such products.

2.14. Business Relationships. Section 2.14 of the Disclosure Schedule sets forth a list of (a) the ten largest customers of the Company and its Subsidiaries measured by dollar value during the twelve calendar months ended as of July 31, 2009 and (b) the top ten vendors to the Company and its Subsidiaries based on the aggregate dollar value during the twelve calendar months ended as of July 31, 2009. To the knowledge of the Company, the Company’s and its Subsidiaries’ relationships with their customers, suppliers, vendors and service providers are good commercial working relationships. Since the Balance Sheet Date through the date hereof, no customer representing more than $50,000 of consolidated annualized revenues and no significant supplier, vendor or service provider (x) has terminated or, to the knowledge of the Company threatened to terminate, its relationship with the Company or any Subsidiary, (y) has materially decreased or, to the knowledge of the Company threatened to materially decrease, the services, supplies or materials supplied to or purchased from the Company or any Subsidiary, or (z) has materially changed or, to the knowledge of the Company threatened to change materially, its business relationship with the Company or any Subsidiary.

2.15. Regulatory and Legal Compliance. The Company and each Subsidiary is in compliance with all material Legal Requirements. Since January 1, 2006, neither the Company nor any Subsidiary has received any notice from any Governmental Authority or any other Person of any alleged material violation or noncompliance. As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to such Person.

2.16. Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security or other taxes, charges or assessments, including any interest, penalties or additions attributable thereto.

(ii) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b) Through the date hereof: (i) all Tax Returns required to be filed by or on behalf of the Company or any of the Subsidiaries have been duly filed on a timely basis, taking timely requested extensions into account; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes owed by the Company or any of the Subsidiaries for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or will be timely paid, or reserved on the Company’s balance sheet by the Company and the Subsidiaries, respectively, prior to the Closing and taken into account in the determination of Final Closing Working Capital; (iv) the Purchaser has been supplied with true and complete copies of each Tax Return of the Company or any of the Subsidiaries, including each franchise or excise Tax Return based on income, filed for the last three taxable years; (v) neither the Company nor any Subsidiary (A) has ever been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is currently the beneficiary of any extension of time within which to file any Tax Return, (D) is liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the ordinary course of business), (E) is a “consenting corporation” under former Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), (F) has agreed to or is required to make any adjustment under Code Section 481(a) or 263A (as a result of the Transactions or otherwise), (G) has made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G, 404 or 162(m) of the Code, (H) is a party to any allocation or sharing agreement with respect to Taxes, (I) has ever participated in the filing of any consolidated, combined or unitary Tax Return, and (J) has received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction; (vi) all Taxes which the Company and each Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid or will be paid on a timely basis to the proper governmental entity or third party; (vii) each of Stockholders is a “United States person” as such term is used in Code Section 1445, and neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code; and (viii) no Company Common Stock or Company Preferred Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(c) The Company has made available to the Purchaser the Tax Return workpapers of the Company and its Subsidiaries and other Tax related information for all Tax Returns filed in the last 3 years, which accurately set forth the tax basis of the Company’s consolidated assets and the amount of its consolidated liabilities, net operating loss and other carry forwards, and other tax attributes.

(d) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(e) There has never been an ownership change (within the meaning of Section 382 of the Code) with respect to the Company.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of section 355(e) of the Code in conjunction with the Transactions.

(g) Neither the Company nor any Subsidiary has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or otherwise identified as a tax avoidance transaction.

(h) Neither the Company nor any Subsidiary is a party to any nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code or is not operated in accordance with such requirements.

2.17. Litigation. No action, arbitration, suit, proceeding or investigation (each a “Proceeding”) is pending or, to the knowledge of the Company, threatened against the

Company, any Subsidiary or, to the knowledge of the Company, against any stockholder, officer, director, or employee of the Company or any Subsidiary in relation to the affairs of the Company or any Subsidiary.

2.18. Employees and Compensation.

(a) The Company and each Subsidiary is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate.

(b) Neither the Company’s nor any Subsidiary’s employees are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any Subsidiary or any labor union pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

(c) Section 2.18(c)(i) of the Disclosure Schedule sets forth a complete list of all employees of and consultants to the Company and each Subsidiary, with annual compensation in excess of $50,000, showing hourly rate or salary or other basis of compensation, other benefits accrued as of a recent date and job function. To the knowledge of the Company, no officer or Key Employee of the Company or any Subsidiary intends to terminate his or her employment with the Company or any Subsidiary. Except as set forth on Section 2.18(c)(ii) of the Disclosure Schedule, each employee of and consultant to the Company and/or a Subsidiary is an employee “at will” and is not entitled to any payment from the Company and/or a Subsidiary upon termination of service, whether pursuant to contract, statute or practice of the Company and/or a Subsidiary thereof, other than accrued but unpaid wages and vacation for the period ending on the date of termination of service.

2.19. ERISA; Compensation and Benefit Plans.

(a) Section 2.19(a) of the Disclosure Schedule sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, accrued vacation, accrued sick time and earned time off, and all Employee Bonuses), and plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company or any Subsidiary for the benefit of current or former employees or directors of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans.

(b) With respect to each Benefit Plan, the Company and each Subsidiary has made available to the Purchaser true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

(c) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been made on a timely basis; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) the Company and each Subsidiary, to the extent a party to such Benefit Plan, has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (ix) no such plan requires the Company or any Subsidiary to continue to employ any employee or director.

(d) No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(e) With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: no such plan provides medical or death benefits with respect to current or former employees or directors of the Company or any Subsidiary beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(f) The consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

2.20. Environmental Matters. The ownership and use of the Company’s and each Subsidiary’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s and each Subsidiary’s operations and business, are in compliance in all material respects with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters. Since January 1, 2006, neither the Company nor any Subsidiary has received any notice from any Governmental Authority or any other Person of any alleged violation or noncompliance with such Legal Requirements.

2.21. Insurance. The Company and its Subsidiaries are insured under the insurance policies listed on Section 2.21 of the Disclosure Schedule. Each such insurance policy is valid and in full force and effect and, to the knowledge of the Company, adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company and its Subsidiaries to insure. The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of such insurance policies. As of the date hereof, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage.

2.22. Affiliate Transactions. Other than compensation and benefits payable by the Company to employees, officers and directors in the ordinary course of business, neither the Company nor any Subsidiary is a party to any material agreement or arrangement with any of its officers, directors, or stockholders, or any of their respective relatives or Affiliates. As used herein, “Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

2.23. Absence of Material Undisclosed Liabilities. Except for (a) liabilities reflected on the Balance Sheet and liabilities incurred in the ordinary course of business since the Balance Sheet Date, (b) obligations under a Material Contract, and (c) obligations under other contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on the Disclosure Schedule, none of the Company or any of its Subsidiaries have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including any liabilities that would be required to be set forth on a balance sheet prepared in accordance with generally accepted accounting principles.

2.24. Brokers. No finder, broker, agent, financial advisor or other intermediary who has acted on behalf of the Stockholders, the Company or any Subsidiary in connection with the negotiation or consummation of this Agreement or the Transactions is entitled to any fee, payment, commission or other consideration from the Purchaser or the Merger Sub in connection therewith as a result of any arrangement made by any of them.

2.25. Certain Payments. Neither the Company, nor to the knowledge of the Company any Person acting on behalf of the Company has, directly or indirectly, on behalf of or with respect to the Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of the Company, (iv) created or used any “off-book” bank or cash account or “slush fund,” or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

2.26. Disclosure. The representations, warranties and other statements of the Company contained in this Agreement and in each attachment, schedule, exhibit or certificate delivered pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE

MERGER SUB

The Purchaser and the Merger Sub represent and warrant to the Company that each of the statements contained in this Article 3 is true and correct as of the date of this Agreement:

3.1. Organization, Power and Standing. Purchaser and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry out the Transactions.

3.2. Due Authorization; No-Conflict. The Purchaser and Merger Sub have full corporate power and authority and have taken all required action on its part (including board and stockholder approval) necessary to permit each to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Purchaser or Merger Sub contemplated hereby. Except for the filing of the Delaware Certificate, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-Governmental Authority or any party to a contract or agreement with the Purchaser or Merger Sub, is required on the part of the Purchaser, Merger Sub or any of their subsidiaries for or in connection with its execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Purchaser and the Merger Sub will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Purchaser or Merger Sub is a party or by which the Purchaser or Merger Sub is bound except for such violations, conflicts, defaults or acceleration that would not have a material adverse effect on the affairs, assets, business, condition (financial or otherwise), or results of operations of the Purchaser, Merger Sub or any subsidiary of either entity.

3.3. Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Purchaser and the Merger Sub are a party shall be when executed and delivered by the Purchaser and the Merger Sub, the valid and binding obligations of the Purchaser and the Merger Sub, respectively, enforceable in accordance with its terms except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.4. Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct wholly-owned subsidiary of Purchaser. Merger Sub has engaged in no business activities other than as contemplated by this Agreement and has conducted its operations only as contemplated by this Agreement.

ARTICLE 4

COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

4.1. Stockholder Approval and Notice.

(a) Immediately following the execution of this Agreement, the Company shall deliver to the Purchaser a duly and validly executed written consent of the Stockholders having not less than the minimum number of votes necessary to approve this Agreement and the Transactions under the DGCL and the Company’s Certificate of Incorporation and Bylaws, and which consent contains the approval of the Shiva Patibanda Stockholders, the Siva Patibanda Stockholders, the Ram Balaraman Stockholders and the Constellation Ventures Stockholders (the “Stockholder Written Consent”), which consent contains the irrevocable approval and adoption by such Stockholders of (i) this Agreement and the Transactions, and (ii) the authority of Shiva Patibanda to appoint the Stockholder Representative (the “Stockholder Approval”).

(b) The Company shall promptly but in any case within two weeks subsequent to the date hereof:

(i) deliver notice to its Stockholders of the Stockholder Approval and the availability of appraisal rights, pursuant to and in accordance with the applicable provisions of the DGCL and the Company’s Certificate of Incorporation and Bylaws (the “Stockholder Notice”);

(ii) solicit the Stockholders who have not already executed the Stockholder Written Consent to execute the Stockholder Consent or waive their appraisal rights and approve the matters set forth in Section 4.1; and

(iii) provide such notice to the holders of Company Options as is reasonably required by the terms of the Company’s 1999 Stock Plan in connection with the Merger, including, without limitation, any such notice as may be required to cause each Company Option to terminate, to the extent not exercised, as of or before the Effective Time.

(c) Each Stockholder Notice and any of the materials to be submitted to the holders of Company Options pursuant to Section 4.1(b)(iii) (collectively, the “Soliciting Materials”) shall be pursuant to and in accordance with all applicable provisions of the DGCL, the Company’s Certificate of Incorporation and Bylaws, and the terms of the Company’s 1999 Stock Plan. The Soliciting Materials shall be subject to prior review and approval by the Purchaser, not to be unreasonably withheld, delayed or conditioned. Soliciting Materials sent to Stockholders shall include, without limitation, (i) information regarding the Company, the terms of this Agreement, the Merger and the Transactions, (ii) the recommendation of the Board of Directors of the Company in favor of this Agreement, the Merger and the Transactions, (iii) a statement disclosing the Stockholder Approval, (iv) notice in accordance with Section 262 of the DGCL that the recipient may be entitled to appraisal rights, (v) a copy of this Agreement, (vi) a copy of Section 262 of the DGCL and (vii) disclosure of the terms of this Agreement to which the Stockholders shall be bound upon execution of the Letter of Transmittal. The Company shall not include in the Soliciting Materials any information with respect to the Purchaser or its Affiliates or associates, the form and content of which shall not have been consented to in writing by the Purchaser prior to such inclusion.

(d) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Board of Directors of the Company shall not revoke or modify its approval of this Agreement, the Merger or the Transactions, including its recommendation in favor of this Agreement, the Merger and the Transactions.

4.2. Conduct of the Business. Except as set forth in the Disclosure Schedule, until the earlier of the termination of this Agreement or the Closing Date, unless otherwise approved in writing by the Purchaser, the Company and each Subsidiary will:

(a) maintain its legal existence;

(b) use all reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it;

(c) conduct its business prudently and only in the ordinary course (including without limitation the collection of receivables, the payment of payables and capital expenditures, the disposition, acquisition or licensing of assets or properties and the incurrence of Indebtedness); and

(d) use all reasonable efforts to cause the conditions specified in Sections 7.1 and 7.2 to be satisfied as soon as practicable.

4.3. Access. Until the earlier of the Closing Date or the date of termination of this Agreement, if requested by the Purchaser, the Company and its Subsidiaries will permit the Purchaser and its representatives, during normal business hours, reasonable access to (a) the assets, properties, records, books of account, contracts and other documents of the Company and its Subsidiaries and (b) any employees, advisors, consultants, other personnel, customers, service providers, vendors or suppliers of, or others having material business relations with, the Company or any of its Subsidiaries. Until the earlier of the Closing Date or the date of termination of this Agreement, the Company and its Subsidiaries will furnish promptly to the Purchaser such additional data and other information as to its affairs, assets, business, properties or prospects as the Purchaser or its representatives may from time to time reasonably request.

4.4. Nonsolicitation. Until the earlier of the Closing Date or the date of termination of this Agreement, neither the Company nor any of the Subsidiaries will, directly or indirectly, (a) solicit any competing offers for the recapitalization or purchase of the Company or any Subsidiary or the purchase of all or any substantial portion of the stock or assets (including by merger or in any other form of transaction) of the Company or any Subsidiary, (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any unsolicited offer or indication of interest with respect to any such transaction or (c) furnish confidential information to any Person in connection with any such transaction. Until the earlier of the Closing Date or the date of termination of this Agreement, the Company will promptly disclose to the Purchaser all such unsolicited offers or indications of interest.

4.5. Injunctive Relief. The Company acknowledges that any breach or threatened breach of the provisions of Section 4.4 of this Agreement will cause irreparable injury to the Purchaser or its subsidiaries for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Company from committing such breach or threatened breach. The right provided under this Section 4.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser.

ARTICLE 5

COVENANTS OF THE PURCHASER AND THE MERGER SUB

5.1. Efforts. Pending the Closing, the Purchaser and the Merger Sub will use all reasonable efforts to cause the conditions specified in Sections 7.1 and 7.2 to be satisfied as soon as practicable.

5.2. Confidentiality. Purchaser and Merger Sub acknowledge that they continue to be bound by that certain non-disclosure agreement by and between the Purchaser and the Company dated July 24, 2009; provided, however, that the Company hereby waives the provisions of such non-disclosure agreement with respect to any disclosures required under applicable securities regulations or that the Purchaser may reasonably deem appropriate for the purpose of complying with applicable securities regulations, it being acknowledged and agreed that the Purchaser shall be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission. If this Agreement is terminated, and if requested in writing by the Company, the Purchaser and the Merger Sub will cause to be delivered to the Company all materials obtained by the Purchaser or the Merger Sub from or on behalf of the Company or its Subsidiaries, whether obtained before or after the date of this Agreement.

5.3. Indemnification; D&O Insurance. The Purchaser shall not, for a period of six years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company or any Subsidiary or the Surviving Corporation for the benefit of any individual who served as a director or officer of the Company or any Subsidiary at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Purchaser also agrees that the Surviving Corporation shall honor all indemnification agreements between any director or officer of the Company or any Subsidiary and the Company or such Subsidiary, as applicable, following the Closing to the fullest extent allowed by law. The Purchaser shall not terminate any tail policy under the Company’s or any Subsidiary’s directors’ and officers’ liability insurance presently in effect or acquired by the Company or such Subsidiary prior to Closing in accordance with the terms hereof; provided, however, that the Purchaser shall have no obligation to make any payments in connection therewith.

ARTICLE 6

TAX, MISCELLANEOUS AND EARNOUT COVENANTS

6.1. Consistent Tax Reporting. The parties hereto agree that for federal income tax purposes, the Merger shall be treated as a purchase of stock of the Company by the Purchaser from the Stockholders. The Purchaser will file a consolidated federal income tax return that includes the Company, and accordingly the taxable year of the Company will close for federal income tax purposes at the end of the day on the Closing Date. The Stockholders, the Company and the Purchaser shall (a) treat and report the Transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

6.2. Tax Periods Ending on or Before the Closing Date. The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and all Subsidiaries for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date. The Surviving Corporation shall permit the Stockholder Representative to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. All Tax Returns for Pre-Closing Taxable Periods shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by any Legal Requirement. The Stockholders shall not be responsible for any Taxes pursuant to this Section 6.2 to the extent that such Taxes are taken into account in the final determination of the Final Closing Working Capital.

6.3. Tax Periods That Include But Do Not End on the Closing Date. The Surviving Corporation shall cause to be prepared and filed any Tax Returns of the Surviving Corporation and all Subsidiaries for taxable periods that include but do not end on the Closing Date. The Surviving Corporation shall permit the Stockholder Representative to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. For purposes of this Section 6.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the Pre-Closing Taxable Period shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence. The Stockholders shall not be required to pay any Taxes pursuant to this Section 6.3 to the extent that such Taxes are taken into account in the final determination of the Closing Working Capital.

6.4. Cooperation on Tax Matters.

(a) The Purchaser, the Company and the Stockholders shall cooperate fully, to the extent reasonably requested by the others, in connection with the filing of Tax Returns pursuant to Sections 6.2 and 6.3 or otherwise, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) After the Closing, the Surviving Corporation shall make available to the Stockholder Representative the books and records of the Company to the extent reasonably necessary for the Stockholder Representative’s review of Tax Returns pursuant to Section 6.2 and 6.3 or for any other reasonable purpose related to the Stockholders’ ownership of the Company prior to the Closing, subject to confidentiality provisions reasonably acceptable to the Purchaser and the Stockholder Representative.

(c) If requested by the Purchaser, the Company and the Stockholders will cooperate with the Purchaser to obtain any certificate or other document from any Governmental Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Surviving Corporation or any Subsidiary (including, but not limited to, with respect to the Transactions contemplated hereby) upon or following the Closing.

6.5. Control of Audits. After the Closing Date, except as set forth in the next sentence, the Surviving Corporation shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (each, a “Contest”) but shall not be entitled to settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Stockholders for any taxable year (or portion thereof) after the Closing Date without the written consent of Stockholder Representative, which shall not be unreasonably withheld, conditioned or delayed. In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, the Stockholder Representative shall control the conduct of such Contest, using counsel reasonably satisfactory to the Company, but the Company shall have the right to participate in such Contest at its own expense, and the Stockholder Representative shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) after the Closing Date without the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed; provided that, if the Stockholder Representative fails to assume control of the conduct of any such Contest within 15 days following the receipt by the Stockholder Representative of written notice of such Contest, the Company shall have the right to assume control of such Contest but shall not be entitled to settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Stockholders for any taxable year (or portion thereof) prior to the Closing Date without the written consent of Stockholder Representative, which shall not be unreasonably withheld, conditioned or delayed.

6.6. Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees required to be paid as a result of the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by Purchaser; provided that, pursuant to Article 9, the Stockholders shall indemnify Purchaser for one-half of such Transfer Taxes. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under by applicable law.

6.7. Employee Matters. Immediately following the Closing, the Surviving Corporation shall continue the employment of all Company employees (“Continuing Employees”) (i) in the case of the Key Employees, under the terms of the at-will employment contemplated by their Employment Offer Letters (as defined below) and their Amended Severance Agreements (as defined below); and (ii) in the case of all other Continuing Employees, under the terms of their existing at-will employment arrangements with the Company. The Continuing Employees shall be transitioned to benefits consistent with the Purchaser’s standard human resources policies currently in effect as soon as commercially practicable and subject to any administrative requirements imposed by the applicable benefit providers. The Purchaser will ensure that Surviving Corporation will provide Continuing Employees with full credit for prior service at the Company for purposes of eligibility, vesting, benefit accrual, and determination of the level of benefits under Purchaser’s human resource policies and with regards to any additional benefits of the Purchaser offered to its employees.

6.8. Conduct of Surviving Corporation After the Closing. Nothing in these covenants shall require Purchaser or its Affiliates to make available to the Surviving Corporation any loan or equity capital, unless such loans or capital contributions are necessitated by prior dividend distributions or capital repayments subsequent to the Closing Date. The Purchaser and its Affiliates shall be free to take and to cause the Business to take such actions with respect to the business and affairs of the Surviving Corporation as the Purchaser determines at its reasonable discretion to be in the best interest of the Purchaser and its Affiliates, taken as a whole.

The intent of the Purchaser is to support the Business as conducted by the Company prior to the Closing Date. Notwithstanding the foregoing, the Purchaser shall, and shall require that any Person within the Purchaser’s group of companies shall, during the period of time until January 31, 2013:

(a) refrain from any acts, actions or omissions intended to result in a reduction or distortion of the amount of any Earnout Payment, including but not limited to diverting any business which would ordinarily have gone through the Surviving Corporation;

(b) ensure that (i) the Surviving Corporation will be maintained in good standing in a separate legal entity and the Business will be continued in the ordinary course generally consistent with past practice and is not materially changed or terminated without the

Stockholder Representative’s consent and that such business will be conducted on normal arm’s length terms, that (ii) all invoicing by the Surviving Corporation will be adequately and correctly performed without any unnecessary delay, and that (iii) all revenue of the Surviving Corporation will be accurately recorded in the respective accounts of the Surviving Corporation, expenses will not be unreasonably allocated from Purchaser or its Affiliates to the Surviving Corporation and the accounts of the Surviving Corporation shall at all times be kept in accordance and in full compliance with U.S. GAAP; and

(c) not, without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed), (i) effectuate a sale or transfer of any shares of the Surviving Corporation other than to a wholly-owned subsidiary of the Purchaser, (ii) effectuate the dissolution or liquidation of the Surviving Corporation, (iii) discontinue all or a substantial part of the business of the Surviving Corporation, or (iv) sell or transfer all or a substantial portion of the assets of the Surviving Corporation.

ARTICLE 7

CONDITIONS TO CLOSING

7.1. Conditions to Each Party’s Obligations. The respective obligations of each party hereto to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) no Proceeding by or before any Governmental Authority shall be pending which, if successful, would be reasonably likely to enjoin, restrain or prohibit the Transactions or the consummation of the Merger;

(b) there shall not be any Legal Requirement that enjoins or makes the Merger illegal or otherwise prohibited; and

(c) the Stockholder Approval shall have been obtained.

7.2. Conditions to Obligations of the Purchaser and the Merger Sub. Unless waived in writing by the Purchaser, the obligation of the Purchaser and the Merger Sub hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement shall be true and accurate in all material respects (except that (i) the representations and warranties contained in Section 2.6 and (ii) each other representation or warranty to the extent already qualified by materiality shall be true and correct in all respects) on and as of the date of the Closing with the same effect as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case as of such date);

(b) Covenants Performed. The Company shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the date of the Closing;

(c) Compliance Certificate. The Purchaser shall have received a certificate of the Company certifying: (i) as to the matters set forth in Sections 7.2(a) and (b) above; and (ii) that each of the Final Distribution Schedule and the Final Capitalization Table are complete, accurate and correct in all respects as of the Closing Date;

(d) Consents Received. The Company shall have obtained consent to the Merger from the other parties to the agreements listed on Schedule 7.2(d).

(e) Dissenting Shares. The Company shall have delivered the Stockholder Notice in accordance with the applicable provisions of the DGCL, and (i) Stockholders holding no more than ten percent (10%) of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as converted basis giving effect to the exercise of all in-the-money Company Options) shall continue to have a right to exercise appraisal or similar rights under the DGCL with respect to their Company Common Stock and Company Preferred Stock by virtue of the Merger and (ii) none of the Shiva Patibanda Stockholders, the Siva Patibanda Stockholders, the Ram Balaraman Stockholders or the Constellation Ventures Stockholders shall continue to have a right to exercise appraisal or similar rights under the DGCL with respect to their Company Common Stock and Company Preferred Stock by virtue of the Merger;

(f) No Legal Proceedings. No legal proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree or injunction would have a Material Adverse Effect upon the Company and its Subsidiaries on a consolidated basis.

(g) Non-Compete Agreement. Neither Ram Balaraman nor Shiva Patibanda shall have terminated the Non-Competition Agreements, dated on or about the date hereof, to which they and the Purchaser are a party;

(h) Employment Arrangements. Each of Shiva Patibanda, Sivakumar Patibanda and Ram Balaraman (the “Key Employees”) shall have accepted ongoing employment with the Purchaser pursuant to the terms of an offer letter provided to each such Key Employee on or prior to the date hereof (the “Employment Offer Letters”). Each of those certain Severance, Non-Competition and Non-Solicitation Agreements, dated as of November 30, 2005, by and between the Company and each Key Employee, as amended by those certain Amendments 1, dated on or about the date hereof (as amended, the “Amended Severance Agreements”), shall be in full force and effect as of the Closing. Other than the Amended Severance Agreements, each of the agreements, policies and practices set forth on Section 2.18(c)(ii) of the Disclosure Schedule shall have been terminated, except as otherwise specified by Purchaser in writing to the Company.

(i) Resignations of Directors. The Purchaser shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Purchaser designates, by written notice to the Company, as unnecessary);

(j) Certificates; Documents. The Purchaser shall have received copies of each of the following from the Company certified to its satisfaction by an officer of the Company: (i) the Company’s Certificate of Incorporation, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s Bylaws, as amended; (iv) resolutions adopted by the directors of the Company and a majority of the Stockholders authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions; and (v) to the extent such certificates are generally available from the applicable Governmental Authority, evidence as of a recent date of the qualification of the Company as a foreign corporation in the jurisdictions listed on Section 2.3 of the Disclosure Schedule. The Purchaser shall have also received copies of each of the following for each Subsidiary certified to its satisfaction by an officer of such Subsidiary: (x) each Subsidiary’s organizational documents, certified by the appropriate Governmental Authority as of a recent date, to the extent such is generally available from the applicable Governmental Authority, (y) to the extent such certificates are generally available from the applicable Governmental Authority, a certificate as to each Subsidiary’s legal existence and good standing, certified by the appropriate Governmental Authority as of a recent date and (z) each Subsidiary’s current Bylaws or equivalent governing document, to the extent such exist;

(k) Opinion of Counsel to the Company and the Stockholders. The Purchaser shall have received an opinion of counsel to the Company, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit 7.2(k);

(l) Escrow Agreement. The Stockholder Representative and BNY Mellon, National Association, as escrow agent (the “Escrow Agent”), shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit 7.2(l) (the “Escrow Agreement”);

(m) Exchange Agent Agreement. The Stockholder Representative and the Exchange Agent, shall have entered into the Exchange Agent Agreement in substantially the form attached hereto as Exhibit 7.2(m) (the “Exchange Agent Agreement”);

(n) Pre-Closing Deliveries. The Company shall have delivered the items, certificates and documents required by Section 1.2(a)(i) and (ii);

(o) Seller’s Expenses. The Purchaser shall have received evidence to its reasonable satisfaction that pursuant to Section 1.2(a)(iii) the Company has paid in full all Seller’s Expense;

(p) Employee Loans. The Purchaser shall have received evidence to its reasonable satisfaction that all Employee Loans made prior to the Closing by the Company and its Subsidiaries to certain of their respective employees have been repaid in full;

(q) Employee Bonuses. The Purchaser shall have received evidence to its reasonable satisfaction that the Company and its Subsidiaries have paid in full or extinguished prior to the Closing Date (i) the Employee Bonuses specified in Section 2.18(a) of the Disclosure Schedule aggregating approximately $303,000, (ii) the Employee Bonus In Lieu of Options specified in Section 2.6(a) of the Disclosure Schedule aggregating approximately $84,000, (iii) all Employee Bonuses due and payable prior to the Closing Date and (iv) any binding obligations of the Company in effect prior to the Closing Date to pay bonuses to any of its employees after the Closing Date;

(r) Repayment of Employee Advances. The Purchaser shall have received evidence to its reasonable satisfaction that all Employee Advance Receivables shall have been repaid to the Company or otherwise extinguished prior to the Closing Date; and

(s) FIRPTA Certificate. The Company shall have delivered to the Purchaser a properly executed statement satisfying the requirements of Treas. Reg. §§1.897-2(h) and 1.1445-2)(c)(3) in a form reasonably acceptable to the Purchaser.

7.3. Conditions to Obligations of the Company. Unless waived in writing by the Company, the obligation of the Company hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Purchaser and the Merger Sub contained in Article 3 shall be true and accurate in all material respects (except that each representation or warranty to the extent already qualified by materiality shall be true and correct in all respects) on and as of the date of the Closing with the same effect as though made on and as of such date;

(b) Covenants Performed. The Purchaser and the Merger Sub shall each have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement on or prior to the date of the Closing;

(c) Compliance Certificate. The Stockholder Representative shall have received a certificate of the Purchaser certifying as to the matters set forth in Sections 7.3(a) and (b) above;

(d) Escrow Agreement. The Purchaser shall have entered into the Escrow Agreement with the Stockholder Representative and the Escrow Agent;

(e) Exchange Agent Agreement. The Purchaser shall have entered into the Exchange Agent Agreement with the Stockholder Representative and the Exchange Agent; and

(f) Employment Arrangements. Purchaser shall not have authorized the termination of any or terminated any of the Employment Offer Letters.

ARTICLE 8

TERMINATION

8.1. Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent set forth in Section 7.2(a), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within 10 days after the Purchaser gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Section 7.3(a), and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within 10 days after the Company gives the Purchaser written notice identifying such breach, failure or misrepresentation;

(d) by the Purchaser, if the conditions set forth in Sections 7.1 or 7.2 become incapable of satisfaction;

(e) by the Company, if the conditions set forth in Sections 7.1 or 7.3 become incapable of satisfaction; or

(f) by the Purchaser or the Company, if the Closing shall not have occurred on or before February 28, 2010 or such other date, if any, as the Purchaser and the Company may agree in writing;

except that this Agreement may not be terminated under this Section by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein.

8.2. Effect of Termination.

(a) If this Agreement is terminated under Section 8.1 at a time when neither party has intentionally (i) breached a representation or warranty such that the condition to closing set forth in Section 7.2(a) or 7.3(b), as the case may be, is not capable of being satisfied as of such date, or (ii) materially violated a covenant or agreement contained in this Agreement, all further obligations of the Company to the Purchaser, and of the Purchaser to the Company, other than pursuant to Section 5.2 above, will terminate without further liability of any party hereto.

(b) If this Agreement is terminated under Section 8.1 (b), (c), (d), (e) or (f) at a time when one or more parties has intentionally (i) breached a representation or warranty such that the condition to closing set forth in Section 7.2(a) or 7.3(b), as the case may be, is not capable of being satisfied as of such date, or (ii) materially violated a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which have intentionally breached or violated this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1. Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or behalf of the Purchaser, the Stockholders or the Company. No action for a breach of this Agreement shall be brought more than eighteen (18) months after the Closing Date, except for (a) claims arising out of the representations and warranties contained in Sections 2.6 (Capitalization), which shall survive indefinitely after the Closing, (b) claims arising out of the representations and warranties contained in Section 2.16 (Tax Matters), which shall survive until 30 days after the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented, (c) claims arising out of the representations and warranties contained in Sections 2.12 (Intellectual Property) and 2.20 (Environmental Matters), which shall survive for thirty six (36) months after the Closing Date, and (d) claims in respect of which an Officer’s Certificate is timely and properly delivered prior to the expiry of such time, the survival period for such representation and warranty shall continue until the claim is fully resolved in accordance with this Article 9. The representations and warranties contained in Sections 2.6, 2.16, and 2.20 are sometimes collectively referred to herein the “Specified Representations.”

9.2. Indemnification Limits. Other than pursuant to Losses arising out of Section 9.3(a)(iii)-(viii), which Losses shall not be subject to the Deductible Amount (defined hereinafter) and shall not be included in the calculation of determining whether the Deductible Amount has been reached as it applies to Losses arising out of Section 9.3(a)(i)–(ii), the Purchaser Indemnified Parties (as hereinafter defined) shall not be entitled to recover any Losses (as hereinafter defined) unless and until the Purchaser Indemnified Parties’ aggregate claims therefor exceed $100,000 (the “Deductible Amount”), at which time the Purchaser Indemnified Parties may only seek indemnification for such Losses exceeding the Deductible Amount. In addition, the Purchaser Indemnified Parties shall not be entitled to recover any Losses for an aggregate amount in excess of the sum of (i) the Final Closing Working Capital Paid Subsequent to Closing plus (ii) the Deferred Merger Consideration plus (iii) to the extent earned, the Earnout Payments, to the extent such amounts have not yet been deposited with the Exchange Agent. Claims for breach of any of the Specified Representations or pursuant to Section 9.3(a)(iii)-(viii) shall not be subject to the limits contained in the immediately preceding sentence in this Section 9.2; provided, that the Purchaser Indemnified Parties shall first recover Losses arising out of a breach of any of the Specified Representations or pursuant to Section 9.3(a)(iii)-(viii) by setting off such Losses against future payments of Merger Consideration hereunder pursuant to Section 9.7 and only if such Losses are reasonably anticipated at such time to exceed the amount of future payments due hereunder (the “Excess Losses”) may the Purchaser Indemnified Parties seek indemnification from the Stockholders apart from the Escrow Amount and the set-off contemplated by Section 9.7 hereof, and in such case, the Purchaser Indemnified Parties may seek indemnification for such Excess Losses (it being acknowledged that Purchaser shall first offset future amounts due hereunder with respect to amounts that do not constitute Excess Losses), from each Stockholder on a pro rata basis based on the amount of Merger Consideration such Stockholder actually received hereunder up to an aggregate maximum amount equal to the portion of Merger Consideration such Stockholder actually received net of any taxes such Stockholder has paid or that is payable by such Stockholder. For all purposes of this Article 9, when determining the amount of the Losses resulting from the breach of any representation, warranty or covenant, any material adverse effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

9.3. Indemnification by the Stockholders.

(a) To the extent such Losses are not included in the determination of Final Closing Working Capital, subject to indemnification for Excess Losses as set forth above and below in Section 9.3(b), the Stockholders shall jointly and severally indemnify and hold the Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) (collectively, “Losses”) arising out of:

(i) any breach or violation of the representations or warranties of the Company set forth in this Agreement or in any certificate delivered pursuant to this Agreement;

(ii) any breach or violation of the covenants or agreements of the Company set forth in this Agreement required to be performed prior to or at the Closing (unless waived by Purchaser prior to or at the Closing);

(iii) any failure of either the Final Distribution Schedule or Final Capitalization Table to be accurate and correct in all respects as of the Closing;

(iv) any Dissenting Share Payments incurred with regards to a demand by one or more Stockholder for appraisal under Section 262 of the DGCL;

(v) any Taxes due with respect to Pre-Closing Taxable Periods, as determined pursuant to Section 6.2, and with respects to the pre-Closing portion of periods that include but do not end on the Closing Date, as determined pursuant to Section 6.3, and any Transfer Taxes due pursuant to Section 6.6;

(vi) any Taxes due as a result of the audit of the Company by the California Franchise Tax Board (the “California FTB Amount”), which audit was initiated on or around January 23, 2009 pursuant to a letter addressed to the Company from the California Franchise Tax Board;

(vii) any expenses paid by the Purchaser to accountants or the American Arbitration Association, which the Shareholders have agreed to indemnify the Purchaser pursuant to Schedule 1.1(d)(xxv) or Schedule 1.5(a)(iii); or

(viii) any amounts paid by the Purchaser to the Exchange Agent, which the Shareholders have agreed to indemnify the Purchaser pursuant to Section 5 of the Exchange Agent Agreement.

(b) Notwithstanding anything to the contrary herein, the indemnification obligation of the Stockholders for Excess Losses shall be on a several and not joint basis and shall be subject to the limitations set forth in Sections 9.2 and 9.7 herein.

(c) Notwithstanding anything to the contrary herein, the Stockholders will not be liable under this Agreement for any consequential, special or punitive damages or for lost profits that arise out of or relate to a breach of this Agreement.

(d) Notwithstanding anything herein to the contrary, no Loss shall be deemed to have been incurred by a Purchaser Indemnified Party to the extent of any proceeds received by such party from any insurance policies or other sources of reimbursement with respect thereto.

(e) Notwithstanding anything herein to the contrary, if any amounts are received as a refund due to an overpayment by Purchaser or the Surviving Corporation relating to the audit of the Company by the California Franchise Tax Board referred to above in Section 9.3(a)(vi), such refund due to an overpayment shall be paid to the Exchange Agent to be distributed to the Stockholders pursuant to the Exchange Agent Agreement except to the extent the Purchaser was required to directly pay the Franchise Tax Board amounts relating to such audit in excess of the Escrow Fund for which it has not been indemnified pursuant to this Agreement.

9.4. Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Stockholders and their Affiliates harmless from and against all Losses arising out of or relating to each of the following: (i) any breach or violation of the representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement; and (ii) one-half of any amounts due and payable to the Stockholders pursuant to the Exchange Agreement that are withheld by the Exchange Agent pursuant to Sections 5 and/or 6 of the Exchange Agent Agreement, and one-half of any amounts due and payable to the Stockholders pursuant to the Escrow Agreement that are withheld by the Escrow Agent pursuant to Sections 8(c) and/or 13 of the Escrow Agreement. Notwithstanding anything to the contrary herein, the Purchaser will not be liable under this Agreement for any consequential, special or punitive damages or for lost profits (it being agreed that any failure by Purchaser to pay the Merger Consideration shall be a direct damage, the recovery of which shall not be limited by the foregoing) that arise out of or relate to a breach of this Agreement. Notwithstanding anything herein to the contrary, no Loss shall be deemed to have been incurred by a Stockholder or their Affiliate to the extent of any proceeds received by such party from any insurance policies or other sources of reimbursement with respect thereto.

9.5. Indemnification Procedure. A party or parties entitled to indemnification hereunder with respect to any Losses (the “Indemnified Party”) will give the party or parties required to provide such indemnification (it being agreed that in the case of indemnification by the Stockholders to a Purchaser Indemnified Party, notice to the Stockholder Representative alone shall be sufficient) (the “Indemnifier”) prompt written notice of such claim by delivering an Officer’s Certificate to the Indemnifier (and the Escrow Agent, to the extent indemnification is being sought under Section 9.3(a)(vi)). The Indemnifier may object to such claim by delivering written notice to the Indemnified Party (and the Escrow Agent, to the extent indemnification is being sought under Section 9.3(a)(vi)) specifying the basis for such objection within 30 days following receipt by the Indemnifier of notice from the Indemnified Party regarding such claim. If no such objection is made within the 30-day period, the Indemnified Party may recover Losses without further consent or approval required of any of the Indemnifying Parties. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser in the case that the Indemnified Party is the Purchaser or its Affiliates, or by the Stockholder Representative in the case that the Indemnified Party is a Stockholder or any of its Affiliates (i) stating that an Indemnified Party has incurred Losses, (ii) stating the basis giving rise to such indemnification and (iii) specifying in reasonable detail the individual items of Losses including the date each such item was paid.

(b) To the extent the indemnification claim relates to a legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder, then subject to the provisions of Section 6.5 (Control of Audits), if the Indemnifier provides five (5) business days prior written notice, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Purchaser, at any time when it believes in good faith that any Claim is having or could reasonably be expected to have a Material Adverse Effect or if such Claim involves a customer of the Company or any Subsidiary, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be indemnified therefore subject to the limitations set forth herein, (iii) the Purchaser, at any time when it believes that a Claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, and be indemnified therefor subject to the limitations set forth herein, (iv) the Indemnifier may not assume the defense of any Claim if an actual conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to vigorously prosecute or defend such Claim and the Indemnifier may not resume defense and prosecution of such Claim. Notwithstanding the foregoing, neither party may enter into a settlement of any Claim without the written consent of the other party unless such settlement provides the other party with a full release from such Claim and requires no direct or indirect monetary payment by such other party for which such other party is not fully indemnified. The parties will cooperate fully with each other in connection with the defense of any Claim and take all reasonable actions to mitigate the consequences of any breach of this Agreement causing indemnification hereunder.

9.6. Resolution of Conflicts; Mediation.

(a) If an Indemnifier shall object in writing to any Claim made in any Officer’s Certificate to recover Losses within 30 days after delivery of such Officer’s Certificate, Stockholder Representative and the Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims. If the Stockholder Representative and the Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, at which time the Claim shall be promptly paid, expensed or settled, as the case may be in accordance with Section 9.7.

(b) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, the Purchaser and Stockholder Representative shall attempt in good faith to resolve the dispute by mediation in Boston, Massachusetts before a third party mediator mutually agreeable to the Purchaser and the Stockholder Representative. If such mediation is unsuccessful in resolving such dispute within sixty (60) days after the consummation of such mediation process, the Purchaser and Stockholder Representative may avail themselves of any remedies available to them, whether at law or in equity, including recourse to a court of competent jurisdiction.

9.7. Set Off; Sole Remedy. Subsequent to Closing, the sole remedy of the Indemnified Parties for any breaches of this Agreement or Claim under this Article 9 shall be the provisions set forth in this Article 9 and, with respect to the Purchaser Indemnified Parties, Section 4.5. Notwithstanding anything else herein contained, the Purchaser Indemnified Parties’ remedies under this Article 9 shall be limited, in the case of a Claim made pursuant to Section 9.3(a)(vi), to its right to recover first, from the Escrow Amount and if the Escrow Amount is insufficient to satisfy such Claim, then such Claim as well any other Claim for indemnification under this Article 9 by the Purchaser Indemnified Parties shall, subject to the provisions of Section 9.2 regarding Excess Losses relating to the Specified Representations or Section 9.3(a)(iii)-(viii), be satisfied solely and exclusively through set-off against amounts which have not yet been deposited with the Exchange Agent for (i) the Final Closing Working Capital Paid Subsequent to Closing, (ii) the Deferred Merger Consideration, and (iii) the Earnout Payments. Other than as set forth in Section 4.5 and Section 9.2, Section 9.3, and this Section 9.7, the Purchaser Indemnified Parties shall have no right of recovery hereunder against the Stockholders or their Affiliates.

9.8. Adjustment to Merger Consideration. All indemnification payments paid pursuant to this Article 9 shall constitute an adjustment to the Merger Consideration for all purposes and shall be treated as such by Purchaser, the Surviving Corporation and the Stockholders on their Tax Returns.

9.9. Stockholder Representative.

(a) The Stockholders, by the approval and adoption of this Agreement, authorize Shiva Patibanda to appoint (and, at his election, replace) the representative of the Stockholders (the “Stockholder Representative”), who shall initially be Shiva Patibanda and authorize the Stockholder Representative (i) to take all action necessary to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 9, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

(b) All decisions and actions by the Stockholder Representative, including, without limitation, any agreement between the Stockholder Representative and the Purchaser relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 9, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholder Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article 9.

(d) By his, her or its approval of the Transactions, each Stockholder agrees, in addition to the foregoing, that:

(i) the Purchaser Indemnified Parties shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to (i) the settlement of any claims for indemnification by the Purchaser Indemnified Parties pursuant to this Article 9, or (ii) any other actions required or permitted to be taken by the Stockholder Representative hereunder, and no party hereunder shall have any cause of action against any of the Purchaser Indemnified Parties for any action taken by such Purchaser Indemnified Parties in reliance upon the instructions or decisions of the Stockholder Representative;

(ii) all actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholder Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement, except for proven fraud or willful misconduct by the Stockholder Representative in connection with the matters described in this Section 9.9;

(iii) the provisions of this Section 9.9 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement; and

(iv) remedies available at law for any breach of the provisions of this Section 9.9 are inadequate; therefore, the Purchaser Indemnified Parties shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Purchaser or the Stockholder Representative brings an action to enforce the provisions of this Section 9.9.

(e) If Shiva Patibanda decides to appoint a new Stockholder Representative, he shall provide written notice (the “Appointment Notice”) thereof to the Purchaser, the Escrow Agent, the Exchange Agent and the current Stockholder Representative and such new appointment will become immediately effective, subject to the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

(f) The provisions of this Section 9.9 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, transferees, distributees and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

ARTICLE 10

MISCELLANEOUS

10.1. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered:

(a) if to the Company prior to the Closing, to:

c/o Mr. Shiva Patibanda

40994 Encyclopedia Circle

Fremont, California 94538

with a copy (which shall not constitute notice) to:

Hayden Bergman Rooney, Professional Corporation

150 Post Street, Suite 650

San Francisco, CA 94108

Attention: Michael F. Hayden

Facsimile No.: (866) 409-3373

E-mail: mhayden@hbrpc.com

(b) if to the Stockholder Representative after Closing, unless a new Stockholder Representative is appointed pursuant to Section 9.9(e) and in which case to the Stockholder Representative listed in the Appointment Notice, to:

Mr. Shiva Patibanda

45475 Sodaville Dr.,

Fremont,CA 94539

E-mail: Shiva.Patibanda@gmail.com

and

Hayden Bergman Rooney, Professional Corporation

150 Post Street, Suite 650

San Francisco, CA 94108

Attention: Michael F. Hayden

Facsimile No.: (866) 409-3373

E-mail: mhayden@hbrpc.com

(c) if to the Purchaser or, after the Closing, the Surviving Corporation, to:

SeaChange International, Inc.

50 Nagog Park

Acton, Massachusetts 01720

Attention: Kevin M. Bisson

E-mail: kevin.bisson@schange.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: William B. Asher, Jr.

Facsimile: 617.248.4000

E-mail: washer@choate.com

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

10.2. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and to be performed solely within such State. Any judicial proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 10.1 or as otherwise provided under the laws of the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

10.3. Amendments, Waivers. This Agreement may be amended or modified only with the written consent of the Purchaser, the Company and the Stockholder Representative. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law.

10.4. Expenses. Except as specified herein, all legal and other costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.5. Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that (a) the indemnification rights of the Purchaser hereunder may be assigned to any bank or other financial institution which is or becomes a lender to the Purchaser or the Company or any of their respective successors and assigns, and (b) this Agreement may be assigned by the Purchaser to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Company or Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise so long as such Person agrees to be bound by the terms of this Agreement and Purchaser provides the Stockholder Representative with prior written notice of such assignment.

10.6. Entire Agreement. This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby and the nondisclosure agreement between the Company and the Purchaser dated July 24, 2009 contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

10.7. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart facsimile or .PDF signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

10.8. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.9. Further Assurances. Following the Closing, the parties hereto will execute and deliver to the other parties such documents and take such other actions as such other party may reasonably request in order to fully consummate the Transactions.

10.10. Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement and, with respect to Section 5.3 (Indemnification; D&O Insurance), other than any individual who served as a director or officer of the Company or any Subsidiary at any time prior to the Closing.

10.11. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

10.12. Publicity. No party shall issue a press release or make any other public announcement concerning the Transactions contemplated by this Agreement without the prior written consent of the Purchaser and the Stockholder Representative, except to the extent required by law and applicable securities regulation, it being acknowledged and agreed that the Purchaser shall be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission.

10.13. Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein or therein.

10.14. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.15. Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

ARTICLE 11

DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them where indicated below:

Term	Section or Place Where Defined

Agreement	Preamble
Affiliate	Section 2.22
Balance Sheet	Section 2.7
Balance Sheet Date	Section 2.7
Base Merger Consideration	Section 1.1
Benefit Plans	Section 2.19
Business	Section 2.1
California FTB Amount	Section 9.3
Cash Portion of the Final Working Capital Paid Subsequent to Closing	Section 1.1
Cash Shortfall Amount	Section 1.1
Claim	Section 9.5
Closing	Section 1.4
Closing Date	Section 1.4
Closing Merger Consideration	Section 1.1
Closing Merger Consideration Per Share	Section 1.1
Closing Merger Consideration Certificate	Schedule 1.1(d)(xxv)
Closing Working Capital	Section 1.1
Closing Working Capital Paid at Closing	Section 1.1
Code	Section 2.16
Collateral Source	Section 9.3
Company	Preamble
Company Common Stock	Section 1.1
Company Intellectual Property	Section 2.12
Company Preferred Stock	Section 1.1
Company Options	Section 1.1
Company Securities	Section 1.1
Company’s Registered Intellectual Property	Section 1.1
Constellation Ventures Stockholders	Section 1.1
Contest	Section 6.5
Continuing Employees	Section 6.7
Covered Area	Section 4.5
Covered Business	Section 4.5
Cumulative Measurement Period	Schedule 1.5(a)(iii)
Cumulative Target EBIT	Schedule 1.5(a)(iii)
Deductible Amount	Section 9.2

Term	Section or Place Where Defined

Deferred Merger Consideration	Section 1.1
Deferred Payment Per Share	Section 1.1
Delaware Certificate	Section 1.1
DGCL	Section 1.1
Disputed Earnout Payment Notice	Schedule 1.5(a)(iii)
Disputed Items Notice	Schedule 1.1(d)(xxv)
Dissenting Shares	Section 1.1
Earnout Payment	Section 1.5
Earnout Payment Per Share	Section 1.1
Earnout Payment Notice	Schedule 1.5(a)(iii)
EBIT	Schedule 1.5(a)(iii)
Effective Time	Section 1.1
Employee Advance Receivables	Section 2.7
Employee Bonuses	Section 2.19
Employee Loans	Section 2.7
ERISA	Section 2.19
Escrow Agent	Section 7.2
Escrow Agreement	Section 7.2
Escrow Amount	Section 1.1
Estimated Closing Merger Consideration Certificate	Section 1.2
Exchange Agent	Section 1.3
Exchange Fund	Section 1.1
Final Cash Shortfall Amount	Section 1.1
Final Closing Merger Consideration	Section 1.1
Final Closing Working Capital Paid at Closing	Section 1.1
Final Closing Working Capital	Schedule 1.1(d)(xxv)
Final Distribution Schedule	Section 1.2
Financial Statements	Section 2.7
Governmental Authority	Section 1.1
Indebtedness	Section 1.1
Indemnified Party	Section 9.5
Indemnifier	Section 9.5
Intellectual Property	Section 2.12
IP Licenses	Section 2.12
Key Employees	Section 7.2
knowledge of the Company	Section 2.9
Leased Property	Section 2.10
Legal Requirements	Section 2.15
Letter of Transmittal	Section 1.3
Liens	Section 1.1
Losses	Section 9.3
Material Adverse Effect	Section 1.1
Material Contracts	Section 2.9
Merger	Introduction

Term	Section or Place Where Defined

Merger Consideration	Section 1.1
Merger Consideration Per Share	Section 1.1
Merger Sub	Preamble
Non-Cash Final Working Capital Paid Subsequent to Closing	Section 1.1
Noncompetition Period	Section 4.5
One Year Measurement Period	Schedule 1.5(a)(iii)
One Year Target EBIT	Schedule 1.5(a)(iii)
Person	Section 2.6
Principal Stockholders	Section 4.5
Proceeding	Section 2.17
Pre-Closing Taxable Periods	Section 6.2
Preliminary Distribution Schedule	Section 1.2
Publicly Available Software	Section 2.12
Purchaser	Preamble
Purchaser Indemnified Parties	Section 9.3
Ram Balaraman Stockholders	Section 1.1
Real Estate Leases	Section 2.10
Required Consents	Section 2.4
Securities Act	Section 2.22
Sellers’ Expenses	Section 1.1
Service	Section 2.19
Shiva Patibanda Stockholders	Section 1.1
Siva Patibanda Stockholders	Section 1.1
Soliciting Materials	Section 4.1
Stockholder Approval	Section 4.1
Stockholder Notice	Section 4.1
Stockholder Representative	Section 9.9
Stockholders	Section 1.1
Stockholder Written Consent	Section 4.1
Stock Certificates	Section 1.1
Subsidiary or Subsidiaries	Section 2.2
Surviving Corporation	Section 1.1
Tax or Taxes	Section 2.16
Tax Returns	Section 2.16
Transactions	Introduction
Transfer Taxes	Section 6.6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

VIVIDLOGIC, INC.

By:	/s/ Shiva S. Patibanda
Name:	Shiva S. Patibanda
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ Shiva Patibanda
Shiva Patibanda, Individually

SEACHANGE INTERNATIONAL, INC.

By:	/s/ William C. Styslinger, III
Name:	William C. Styslinger, III
Title:	Chief Executive Officer, Chairman

VULCAN ACQUISITION, INC.

By:	/s/ William C. Styslinger, III
Name:	William C. Styslinger, III
Title:	President

SCHEDULE 1.1(d)(xxv)

Determination of Closing Merger Consideration

(a) Within 90 days after the Closing Date, the Purchaser will deliver to the Stockholder Representative a certificate (the “Closing Merger Consideration Certificate”), executed by the Purchaser, setting forth an itemized statement of the Closing Working Capital, and a calculation of the Closing Merger Consideration based thereon.

(b) If the Stockholder Representative delivers written notice (the “Disputed Items Notice”) to the Purchaser within 30 days after the date of receipt of the Closing Merger Consideration Certificate, stating an objection on behalf of the Stockholders to any items on the Closing Merger Consideration Certificate, specifying the basis for such objection in reasonable detail and setting forth the Stockholder Representative’s proposed modifications to the Closing Merger Consideration Certificate, the Stockholder Representative and the Purchaser will attempt to resolve and finally determine and agree upon the Closing Merger Consideration as promptly as practicable.

(c) If the Stockholder Representative and the Purchaser are unable to agree upon the Closing Merger Consideration within 30 days after delivery of the Disputed Items Notice, the Stockholder Representative and the Purchaser will mutually select an independent, nationally recognized accounting firm to resolve the disputed items specified in the Disputed Items Notice. If the Stockholder Representative and the Purchaser are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be paid by the Purchaser; provided that, pursuant to Article 9, subject to the applicable limitations set forth in Sections 9.2 and 9.7, the Stockholders shall indemnify Purchaser for one-half of such expenses. The accounting firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The accounting firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Closing Merger Consideration, as modified only by the resolution of such items. This determination by the selected accounting firm will be made within 60 days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be paid by the Purchaser but (i) if the Stockholder Representative’s position generally did not prevail in such determination, then pursuant to Article 9, subject to the applicable limitations set forth in Sections 9.2 and 9.7, the Stockholders shall indemnify Purchaser for all of such expenses, or (ii) if the accounting firm determines that neither party could be fairly found to be the prevailing party, then pursuant to Article 9, subject to the applicable limitations set forth in Sections 9.2 and 9.7, the Stockholders shall indemnify Purchaser for one-half of such expenses.

(d) If the Stockholder Representative does not deliver the Disputed Items Notice to the Company within 30 days after the date of delivery of the Closing Merger Consideration Certificate, the calculation of the Closing Merger Consideration specified in the Closing Merger Consideration Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(e) Following the final determination of the Closing Merger Consideration, including the final determination of Closing Working Capital (the “Final Closing Working Capital”), in accordance with this Schedule 1.1(d)(xxv):

(i) if the Final Closing Working Capital Paid at Closing is less than the Closing Working Capital Paid at Closing, the Purchaser shall, as necessary, reduce the amount of the Deferred Merger Consideration and/or amounts otherwise payable pursuant to Section 1.5 by the amount of such deficit;

Example (solely for illustrative purposes): If the Closing Working Capital Paid at Closing is $4,000,000 and the Final Closing Working Capital Paid at Closing is $3,400,000, the Purchaser shall reduce by $600,000 the Deferred Payment otherwise payable on the first anniversary of the Closing Date.

(ii) if the Final Closing Working Capital Paid at Closing is greater than the Closing Working Capital Paid at Closing, then the Purchaser shall promptly, but in any case within five (5) business days, deposit with Exchange Agent pursuant to the payment instructions set forth on Schedule 1.2(b) and cause the Exchange Agent to pay to the Stockholders the amount by which the Final Closing Working Capital Paid at Closing exceeds the Closing Working Capital Paid at Closing.

Example (solely for illustrative purposes): If the Closing Working Capital Paid at Closing is $4,000,000 and the Final Closing Working Capital is $5,000,000, the Purchaser shall be obligated under this clause (ii) to deposit $1,000,000 with the Exchange Agent.

(f) The final determination of the Closing Merger Consideration under this Schedule 1.1(d)(xxv) shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification for breaches or violations of the representations, warranties and covenants set forth in this Agreement or any certificate delivered pursuant hereto (subject to the limitations set forth in Sections 9.2 and 9.7, as applicable). For purposes of clarity, if an amount has been included in the calculation of Final Closing Working Capital, it will not also be included as a Loss pursuant to Article 9.

SCHEDULE 1.1(d)(xxvix)

Indebtedness

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SCHEDULE 1.2(b)

Exchange Agent Payment Instructions

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SCHEDULE 1.5(a)(ii)

Deferred Payments

(a) Subject to Section 9.7 (Set Off; Sole Remedy) and Schedule 1.1(d)(xxv), the Purchaser is obligated to pay the Deferred Merger Consideration as follows: (i) $1,000,000 on the first anniversary of the Closing Date, (ii) $1,000,000 on the second anniversary of the Closing Date, and (iii) $1,000,000 on the third anniversary of the Closing Date. On each such date, the Purchaser shall deposit the applicable amount with the Exchange Agent pursuant to the payment instructions set forth on Schedule 1.2(b), in each case for distribution to the Stockholders pursuant to Section 1.3 of the Agreement.

SCHEDULE 1.5(a)(iii)

Earnout Payments

(a) The amount of each Earnout Payment shall be determined based on the following table:

One Year Measurement Period	One Year Target EBIT	Cumulative Measurement Period	Cumulative Target EBIT
February 1, 2010 through and including January 31, 2011	$2,500,000	February 1, 2010 through and including January 31, 2011	$2,500,000
February 1, 2011 through and including January 31, 2012	$3,000,000	February 1, 2010 through and including January 31, 2012	$5,500,000
February 1, 2012 through and including January 31, 2013	$3,600,000	February 1, 2010 through and including January 31, 2013	$9,100,000

(b) The Earnout Payment with respect to a Cumulative Measurement Period shall be (A) one hundred percent (100%) of the first two million dollars ($2,000,000) by which EBIT for the Cumulative Measurement Period exceeds the applicable Cumulative Target EBIT; plus (B) fifty percent (50%) of the amount thereafter by which EBIT for the Cumulative Measurement Period exceeds the applicable Cumulative Target EBIT; minus (C) the amount of the Earnout Payments previously paid hereunder; provided, however, that no Earnout Payment shall be payable with respect to a Cumulative Measurement Period if EBIT for the applicable One Year Measurement Period is less than the applicable One Year Target EBIT.

Example (solely for illustrative purposes):

Assumptions:

•	EBIT for the One Year Measurement Period ended January 31, 2011 is $3,000,000

•	EBIT for the One Year Measurement Period ended January 31, 2012 is $2,750,000

•	EBIT for the One Year Measurement Period ended January 31, 2013 is $6,000,000

Calculations:

•	The Earnout Payment with respect to the Cumulative Measurement Period ended January 31, 2011 is $500,000 (100% of the excess of $3,000,000 over the Cumulative EBIT Target of $2,500,000)

•	The Earnout Payment with respect to the Cumulative Measurement Period ended January 31, 2012 is zero (one year EBIT of $2,750,000 is less than One Year Target EBIT of $3,000,000)

•

The Earnout Payment with respect to the Cumulative Measurement Period ended January 31, 2013 is $1,825,000 ($2,325,000 less the $500,000 payment for the Cumulative Measurement Period ending January 31, 2011, with $2,325,000 being equal to the excess of the cumulative EBIT of $11,750,000 over the Cumulative EBIT Target of $9,100,000 ($2,650,000) payable 100% to a maximum of $2,000,000 and 50% thereafter)

(c) As used herein, “EBIT” means the net income of the Surviving Corporation determined in accordance with generally accepted accounting principles consistently applied, after restoring thereto amounts deducted in respect of interest on borrowed money and taxes in respect of income. The determination of EBIT shall exclude (i) the revenue, expenses and net income of new businesses acquired by the Company (or the Surviving Corporation following the Closing Date) or any of its Subsidiaries after the date hereof, (ii) all extraordinary items of income and expense and all interest and investment income and all gains on any sale or like transactions outside of the ordinary course, (iii) all costs and expenses incurred pursuant to this Agreement by the Purchaser, the Company (or Surviving Corporation) or any of its Subsidiaries whether prior to or after the Closing including, without limitation, the Merger Consideration, legal expenses, accounting expenses, insurance, arbitration fees, and (iv) any amortization of goodwill associated with the Merger Consideration or any expenses arising out of Purchaser’s accounting for the Transactions. The parties agree that if an amount has been included in the calculation of Final Working Capital, it will not also be included in the determination of the Earnout Payments hereunder. EBIT shall be determined in accordance with the Purchaser’s accounting policies, including regarding revenue recognition.

(d) The determination of whether amounts are due under this Schedule 1.5(a)(iii) shall be made in good faith by the Purchaser, and written notice thereof (an “Earnout Payment Notice”) shall be given to the Stockholder Representative not later than 30 days after the receipt by the Purchaser and the Stockholder Representative of the audited financial statements of the Surviving Corporation for the applicable EBIT measurement period.

(e) If the Stockholder Representative delivers written notice (a “Disputed Earnout Payment Notice”) to the Purchaser within 30 days after receipt of the applicable Earnout Payment Notice, stating that the Stockholder Representative objects on behalf of the Stockholders to the amount of the applicable Earnout Payment, specifying the basis for such objection in reasonable detail (including the specific items in dispute), and setting forth the Stockholder Representative’s proposed modification to such Earnout Payment (including the amounts of the disputed items), the Stockholder Representative and the Purchaser will attempt to resolve and finally determine and agree upon such Earnout Payment as promptly as practicable.

(f) If the Stockholder Representative and the Purchaser are unable to agree upon an Earnout Payment within 30 days after delivery of a Disputed Earnout Payment Notice with respect to such Earnout Payment, the Stockholder Representative and the Purchaser will select an independent, nationally recognized accounting firm to resolve the disputed amount and make a determination of such Earnout Payment. If the Purchaser and the Stockholder Representative are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be paid by the Purchaser, provided that, pursuant to Article 9, subject to the applicable limitations set forth in Sections 9.2 and 9.7, the Stockholders shall indemnify Purchaser for one half of such expenses. The accounting firm shall address only the disputed items set forth in the Disputed Earnout Payment Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The accounting firm will resolve the disputed items specified in the Disputed Earnout Payment Notice. The determination by the accounting firm so selected will be made within 60 days after such selection and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be paid by the Purchaser but (i) if the Stockholder Representative’s position generally did not prevail in such determination, then pursuant to Article 9, subject to the applicable limitations set forth in Sections 9.2 and 9.7, the Stockholders shall indemnify Purchaser for all of such expenses, or (ii) if the accounting firm determines that neither party could be fairly found to be the prevailing party, then pursuant to Article 9, subject to the applicable limitations set forth in Sections 9.2 and 9.7, the Stockholders shall indemnify Purchaser for one half of such expenses.

(g) If the Stockholder Representative does not deliver a Disputed Earnout Payment Notice to the Purchaser within thirty (30) days after the date of the applicable Earnout Payment Notice, the Earnout Payment specified in such Earnout Payment Notice will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(h) Any Earnout Payments due hereunder shall be paid within forty (40) days after delivery of the applicable Earnout Payment Notice, or if there is a dispute with respect to the amount due, within ten (10) days after resolution of such dispute in accordance with this Schedule 1.5(a)(iii).

SCHEDULE 7.2(d)

Required Consents

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT 1.3(a)

Letter of Transmittal

Exhibit omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT 2

Disclosure Schedule

Exhibit omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT 7.2(k)

Form of Opinion of Counsel

Exhibit omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT 7.2(l)

Form of Escrow Agreement

Exhibit omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT 7.2(m)

Form of Exchange Agent Agreement

Exhibit omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.